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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Leeds, Jeffrey W.

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   (Last)                           (First)             (Middle)


c/o LSB Corporation

30 Massachusetts Avenue
North Andover, MA   01845

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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

LSB Corporation (LSBX)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

July 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                                                          6. Owner-
                                                           4. Securities Acquired (A) or   5. Amount of      ship
                                                              or Disposed (D)                 Securities     Form:
                                           3. Transaction      (Instr. 3, 4 and 5)           Beneficially    Direct    7. Nature of
                                              Code             ---------------------------   Owned at End    (D) or       Beneficial
                           2. Transaction     (Instr. 8)                  (A) or             of Month        Indirect     Ownership
1. Title of Security             Date         -------------     Amount    (D)        Price   (Instr. 3       (I)          (Instr. 4)
   (Instr. 3)             (Month/Day/Year)     Code     V                                     and 4)         (Instr. 4)
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


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

*    If the form is filed by more than one reporting  person,  see
     Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

 OPTION TO          $13.90   07-26-01  A    V   9,000        (1)      07/26/11  COMMON    9,000           9,000       D
    BUY                                                                          STOCK
COMMON STOCK

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
Explanation of Responses:

(1) The option becomes exercisable in three annual increments of 4,500 shares on 7/26/02, 2,250 shares on 7/26/03 and 2,250 shares on 7/26/04.




  /s/ Jeffrey W. Leeds                     08/23/01
 ----------------------------        ----------------------------
 Jeffrey W. Leeds                           Date

      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

         See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                      -2-